Exhibit d.1

ARTICLE III

SHARES

Division of Beneficial Interest

Section 1. The Trustees may, without Shareholder approval, authorize one or more classes of Shares (which classes may be divided into two or more series), Shares of each such class or series having such par value and such preferences, voting powers, terms of redemption, if any, and special or relative rights or privileges (including conversion rights, if any) as the Trustees may determine. Subject to applicable law, the Trustees may, without Shareholder approval, authorize the Trust to issue subscription or other rights representing interests in Shares to existing Shareholders or other persons subject to such terms and conditions as the Trustees may determine. The number of Shares of each class or series authorized shall be unlimited, except as the Bylaws may otherwise provide, and the Shares so authorized may be represented in part by fractional shares. The Trustees may from time to time divide or combine the Shares of any class or series into a greater or lesser number without thereby changing the proportionate beneficial interest in the class or series.

Ownership of Shares

Section 2. The ownership of Shares shall be recorded on the books of the Trust or a transfer or similar agent. Except as provided in the Bylaws or as the Trustees may otherwise determine from time to time, no certificates certifying the ownership of Shares shall be issued. The Trustees may make such rules as they consider appropriate for the issuance of Share certificates, the transfer of Shares and similar matters. The record books of the Trust as kept by the Trust or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Shareholders of each class and series and as to the number of Shares of each class and series held from time to time by each Shareholder.

Investments in the Trust

Section 3. The Trustees shall accept investments in the Trust from such persons and on such terms and, subject to any requirements of law, for such consideration, which may consist of cash or tangible or intangible property or a combination thereof, as the Trustees or the Bylaws from time to time authorize.

No Preemptive Rights

Section 4. Shareholders shall have no preemptive or other right to receive, purchase or subscribe for any additional Shares or other securities issued by the Trust.

Derivative Claims

Section 5. No Shareholder shall have the right to bring or maintain any court action, proceeding or claim on behalf of the Trust or any series or class of Shares without first making demand on the Trustees requesting the Trustees to bring or maintain such action, proceeding or claim. Such demand shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees, unless the plaintiff makes a specific showing that irreparable nonmonetary injury to the Trust or series or class of Shares would otherwise result. Such demand shall be mailed to the Secretary of the Trust at the Trust’s principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the Shareholder to support the allegations made in the demand. The Trustees shall consider such demand within 45 days of its receipt by the Trust. In their sole discretion, the Trustees may submit the matter to a vote of Shareholders of the Trust or a series or class of Shares, as appropriate. Any decision by the Trustees to bring, maintain or settle (or not to bring, maintain or settle) such court action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be binding upon the Shareholders. Any decision by the Trustees to bring or maintain a court action, proceeding or suit on behalf of the Trust or a series or class of Shares shall be subject to the right of the Shareholders under Article V hereof to vote on whether or not such court action, proceeding or suit should or should not be brought or maintained.

Direct Claims

Section 6. No class of Shareholders shall have the right to bring or maintain a direct action or claim for monetary damages against the Trust or the Trustees predicated upon an express or implied right of action under this Declaration or the 1940 Act (excepting rights of action permitted under section 36(b) of the 1940 Act), nor shall any single Shareholder, who is similarly situated to one or more other Shareholders with respect to the alleged injury, have the right to bring such an action, unless the class of Shareholders or Shareholder has obtained authorization from the Trustees to bring the action. The requirement of authorization shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees. A request for authorization shall be mailed to the Secretary of the Trust at the Trust’s principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the class of Shareholders or Shareholder to support the allegations made in the request. The Trustees shall consider such request within 45 days of its receipt by the Trust. In their sole discretion, the Trustees may submit the matter to a vote of Shareholders of the Trust or series or class of Shares, as appropriate. Any decision by the Trustees to settle or to authorize (or not to settle or to authorize) such court action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be binding upon the class of Shareholders or Shareholder seeking authorization. Any decision by the Trustees to authorize a court action, proceeding or suit by a class of Shareholders shall be subject to the right of the Shareholders under Article V hereof to vote on whether or not such court action, proceeding or suit should or should not be brought or maintained.

Status of Shares and Limitation of Personal Liability

Section 7. Shares shall be deemed to be personal property giving only the rights provided in this Declaration or the Bylaws. Every Shareholder by virtue of having become a

Shareholder shall be held to have expressly assented and agreed to the terms of this Declaration and the Bylaws and to have become a party hereto and thereto. The death of a Shareholder during the continuance of the Trust shall not operate to terminate the same nor entitle the representative of any deceased Shareholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustees, but only to the rights of said decedent under this Trust. Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Shares constitute the Shareholders partners. Neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust, shall have any power to bind personally any Shareholder, nor except as specifically provided herein to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time personally agree to pay.

ARTICLE V

SHAREHOLDERS’ VOTING POWERS AND MEETINGS

General

Section 1. Except as otherwise provided in this Article V or elsewhere in this Declaration, Shareholders shall have such power to vote as is provided for in, and shall and may hold meetings and take actions pursuant to, the provisions of the Bylaws.

Voting Powers as to Certain Transactions

Section 2.

(a) Except as otherwise provided in paragraph (b) of this Section 2, the affirmative vote or consent of at least seventy-five percent (75%) of the Trustees of the Trust and at least seventy-five percent (75%) of the Shares outstanding and entitled to vote thereon shall be necessary to authorize any of the following actions:

(i) the merger or consolidation or share exchange of the Trust or any series or class of Shares with or into any other person or company (including, without limitation, a partnership, corporation, joint venture, business trust, common law trust or any other business organization) or of any such person or company with or into the Trust or any series or class of Shares;

(ii) the issuance or transfer by the Trust or any series or class of Shares (in one or more series of transactions in any twelve-month period) of any securities of the Trust or such series or class to any other person or entity for cash, securities or other property (or combination thereof) having an aggregate fair market value of $1,000,000 or more, excluding (i) sales of any securities of the Trust or a series or class in connection with a public offering thereof, (ii) issuance of securities of the Trust or a series or class pursuant to a dividend reinvestment plan adopted by the Trustees and (iii) issuances of securities of the Trust or a series or class upon the exercise of any stock subscription rights distributed by the Trust or a series or class;

(iii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Trust or any series or class of Shares (in one or a series of transactions in any twelve-month period) to or with any person of any assets of the Trust or such series or class having an aggregate fair market value of $1,000,000 or more, except for transactions in securities effected by the Trust or a series or class in the ordinary course of business;

(iv) any Shareholder proposal as to specific investment decisions made or to be made with respect to the assets of the Trust or a series or class of Shares.

(b) Notwithstanding anything to the contrary in paragraph (a) of this Section 2, so long as each action is approved by both a majority of the entire Board of Trustees and seventy-five percent (75%) of the Continuing Trustees, and so long as all other conditions and requirements, if any, provided for in the Bylaws and applicable law have been satisfied, then no Shareholder vote or consent shall be necessary or required to approve any of the actions listed in paragraphs (a)(i), (a)(ii), (a)(iii) or (a)(iv) of this Section 2, except to the extent such Shareholder vote or consent is required by the 1940 Act or other applicable law.

Conversion to Open-End Company

Section 3. Notwithstanding any other provisions in this Declaration or the Bylaws, the conversion of the Trust or any series of Shares from a “closed-end company” to an “open-end company”, as those terms are defined in Sections 5(a)(2) and 5(a)(1), respectively, of the 1940 Act (as in effect on the date of this Declaration), together with any necessary amendments to this Declaration to permit such a conversion, shall require the affirmative vote or consent of at least seventy-five percent (75%) of each class of Shares outstanding and entitled to vote on the matter, unless a majority of the Trustees and seventy-five percent (75%) of the Continuing Trustees entitled to vote on the matter approve such conversion and related actions. In the event of such approval by the Trustees and the Continuing Trustees as referred to in the preceding sentence, the 1940 Act shall govern whether and to what extent a vote or consent of Shares shall be required to approve such conversion and related actions. Any affirmative vote or consent required under this Section 3 shall be in addition to the vote or consent of the Shareholders otherwise required by law or by any agreement between the Trust and any national securities exchange.